Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No.333-207977) on Form S-3 and related Prospectus of Rice Midstream Partners LP for the registration of Common Units Representing Limited Partner Interests and to the incorporation by reference therein of our report dated November 24, 2014, with respect to the financial statements of Alpha Shale Resources Midstream Assets, included in Rice Midstream Partners LP’s Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

January 29, 2016